Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:

Richard T. Schumacher, Founder & CEO	Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman	(508) 580-1818 (T)

PRESSURE BIOSCIENCES, INC. ANNOUNCES NOTICES FROM NASDAQ
REGARDING POTENTIAL DELISTING AND SUBSEQUENT
RETURN TO COMPLIANCE

West Bridgewater, MA, April 26, 2005 – Pressure BioSciences, Inc. (NASDAQ: PBIO) today announced that on April 20, 2005 it received a notice from the Nasdaq Listing Qualifications staff indicating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) due to the fact that the Nasdaq Stock Market had not received the Company’s Form 10-K for the period ended December 31, 2004.  As a result of the Company’s filing delinquency, the Company’s securities were subject to delisting from the Nasdaq SmallCap Market at the opening of business on April 29, 2005. In addition, due to the filing delinquency, the fifth character “E” was appended to the Company’s trading symbol “PBIO” on April 22, 2005.

On April 22, 2005, the Company filed its Form 10-KSB for the year ended December 31, 2004 with the SEC.  As described in the Company’s Form 10-KSB, the Company was unable to timely file its Form 10-KSB for the year ended December 31, 2004 because the Company experienced significant difficulty in transitioning and integrating information to its new financial reporting systems due to the significant changes in the Company’s organization and the complexity of its recently completed transactions.

As a result of the Company’s filing of its Form 10-KSB, on April 25, 2005 the Company received a second notice from the Nasdaq Listing Qualifications staff indicating that the Company was now in compliance with Nasdaq Marketplace Rule 4310(c)(14), that the Company’s securities were no longer subject to delisting due to the filing delinquency, and that the fifth character “E” would be removed from the Company’s trading symbol on April 26, 2005.

About Pressure BioSciences, Inc.

Following the sale of substantially all the assets and selected liabilities of its BBI Diagnostics and BBI Biotech Divisions to SeraCare Life Sciences, Inc. on September 14, 2004, Boston Biomedica, Inc. changed its name to Pressure BioSciences, Inc (PBI).  PBI is a publicly traded, early-stage company focused on the development of a novel technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 13 US and 4 foreign patents covering multiple applications of PCT in the life sciences field, including in such areas as genomic and proteomic sample preparation, pathogen inactivation, control of enzymes, immunodiagnostics, and protein purification. PBI owns a 30% passive investment in Source Scientific, LLC, an instrumentation company that develops and manufactures PBI’s PCT equipment, as well as a passive investment of approximately 1 million shares in VI Technologies, an antiviral drug discovery and development company.

Visit us at our website http://www.pressurebiosciences.com